UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A

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Natural Gas Services Group Inc.
(Name of Registrant as Specified In Its Charter)
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June 12, 2017

Dear Fellow Natural Gas Services Group Shareholder:

I am writing today to update you on our annual meeting and the proxy materials you recently received.

First, we appreciate your support of NGS. Your confidence in the Company is important to us and we take our role as stewards of your capital very seriously. The NGS team works hard to consider the impact of shareholder value on every decision we make.

While, once again, 2016 presented significant headwinds to our industry, NGS continues to be an industry leader in Total Shareholder Return (“TSR”). Your Company’s TSR is in the top quartile for one-year TSR (44.2%), is best-in-class for three-year TSR (16.6%) and is in the top decile for five-year TSR (122.3%) when compared to the peers listed in our most recent proxy statement.

While pleased with the relative performance of your company, we know we must continue to work hard to preserve value, focus our business on opportunities and constantly remind ourselves that everything we do is with the goal of creating shareholder value. We believe there will be opportunities to grow our business as the cycle evolves, and I am confident we have the team to execute on those prospects when the time comes.

As you know, we recently filed our Annual Proxy Statement ahead of the Company’s annual meeting to be held on June 15, 2017. In that Proxy we outline a number of important action items including our Board of Directors standing for re-election and our independent auditors which we ask you to ratify for another year of service.

We also provide significant detail regarding our executive compensation program, its evolution over the past several years and modifications made in response to our engagement and discussions with you, our shareholders. We would ask that you carefully review those materials and, as recommended by your Board of Directors, vote in favor of the proposed plan.

Unfortunately, one of the proxy advisory firms, Institutional Shareholder Services (“ISS”), has recommended a vote against our executive compensation program, a recommendation that we believe is based on flawed and careless analysis.

While we understand the role that proxy advisory firms play in the governance process, your Board of Directors and Compensation Committee believe that the ISS analysis is based on erroneous data and has significant factual and interpretive errors. For example, the ISS peer group does not contain a single contract energy compression company but does contain seven exploration and production companies and an energy technology company that have no relationship to our business whatsoever. Moreover, the ISS peer group contains companies that have filed for bankruptcy, received delisting notices and are, in effect, privately held, trading less than $100,000 in average daily volume. In short, the proxy advisors’ peer group selection suggests little care was taken in attempting to understand the business of NGS and providing an objective analysis of the Company and the efficacy of its compensation program.

The Compensation Committee, with the assistance of compensation experts and legal counsel and input from shareholders like you, has crafted a compensation program that they believe is fair, balancing the need to attract and retain exceptional leaders with the desire to maximize value for all of Natural Gas Services Group’s shareholders. In fact, we have continued to modify our compensation program detailed in this year’s proxy as a result of our conversations with many of our shareholders and as a result of counsel from our compensation consultants.

Your Board of Directors recommends that you vote FOR the Advisory Vote to Ratify Named Executive Officers' Compensation.

Your Board of Directors has reached out to the proxy advisory firms recommending the “no” vote, explaining our rationale and requesting they reconsider their position. A copy of our formal correspondence is attached to this information.

As always, we are open to dialogue with you - our shareholders - to make certain the decisions we make on key compensation issues include your interests and are consistent with the long-term goals of the Company. We appreciate your consideration of these important matters and look forward to continuing our dialogue with you as we work together to make Natural Gas Services Group a premier energy services concern.

Sincerely,

NATURAL GAS SERVICES GROUP, INC.

/s/ Stephen C. Taylor

Stephen C. Taylor
Chairman, President and Chief Executive Officer

June 12, 2017

Via Electronic Mail and Overnight Delivery

Robert Kalb
Senior Associate - Governance Department
Institutional Shareholder Services, Inc.
2099 Gaither Road
Suite 501
Rockville, MD 20850
Electronic Mail: Robert.D.Kalb@issgovernance.com

Ref:    Natural Gas Services Group, Inc.
ISS Proxy Advisory Services Report (Dated June 2, 2017)
Natural Gas Services Group Proxy Analysis

Dear Mr. Kalb:

I serve as the Chairman of the Compensation Committee of the Natural Gas Services Group, Inc. (“NGS” or the “Company”) Board of Directors.

I write to alert you to significant inaccuracies and misinterpretations in the above-captioned report on which you are indicated as the primary contact. We are disappointed by what we believe are continued erroneous assumptions and interpretations that cast an incorrect view of NGS’s compensation structure and, as a result, provide your clients and readers of your report with a jaundiced view of NGS’s proxy ballot initiatives.

In recent years, NGS has provided a detailed response to the erroneous and careless analysis by your firm of the Company’s executive compensation plans and offered to discuss your findings and engage in a dialogue with your firm to better understand and address your concerns. However, to date, you have refused to engage in such dialogue or even acknowledge our requests.

In short, your recommendation that shareholders vote against the Advisory Vote to Ratify Named Executive Officers’ Compensation is inconsistent with both the facts and reasonable interpretation of the Company’s compensation policy, the available public data on NGS named executives’ compensation structure and value and the engagement of the Company’s officers and directors with shareholders regarding the NGS executive compensation program.

Your silence in acknowledging the NGS efforts to address your previous criticisms is inconsistent with the Company’s demonstrated and well-documented changes made to the NGS compensation program in consultation with our shareholders. We find the reticence of ISS to acknowledge improvements in the Company’s compensation program to be arbitrary and a disservice to the Company’s shareholders, many of which rely on Institutional Shareholder Services for objective and factual counsel.

While there are a number of factual and interpretative errors in your analysis of the NGS executive compensation program, we focus on three specific items that, in the Company’s view, are fatal errors that discredit your analysis:

1.	Pay for Performance Alignment

Your suggestion that there is “misalignment between executive compensation and performance” is not supported by the data, including data compiled by ISS. In fact, in your “Pay for Performance Evaluation” [Page 12 of the ISS Report] the “Relative Alignment” analysis graphic shows that NGS falls within the ISS acceptable range for executive compensation. In addition, the Absolute Alignment analysis on page 12 and the Relative Pay & Financial Performance rankings on page 13; also demonstrate NGS’s financial performance and compensation alignment.

Moreover, while you are critical of the NGS peer group selection (addressed below), the use of your peer group still indicates appropriate alignment between pay and performance. While NGS posted a 44.2% Total Shareholder Return (“TSR”) for 2016 (versus 14.0% for the ISS Peer Group), Mr. Taylor’s (Stephen Taylor, NGS’s President and Chief Executive Officer) total compensation increased by just 2%.

Aggregate Total Shareholder Return

Company/Peer Group	1-year TSR	3-year TSR	5-year TSR

Natural Gas Services Group	44.2%	16.6%	122.3%
Median NGS Proxy Peer Group	14.0%	(51.7)%	(19.3)%
Median ISS Report Peer Group	14.0%	(78.5)%	(57.7)%

Annualized Total Shareholder Return

Company/Peer Group	1-year Ann. TSR	3-year Ann. TSR	5-year Ann. TSR

Natural Gas Services Group	44.2%	5.3%	17.3%
Median NGS Proxy Peer Group	14.0%	(21.5)%	(4.4)%
Median ISS Report Peer Group	14.0%	(40.1)%	(15.8)%

In addition, using the NGS peer group - which is a much more appropriate peer comparison - NGS’s 2016 TSR performance was in the 79th percentile, not to mention ‘best in class’ performance over the past three years and a 92nd percentile ranking over the last five years. By any standard, this is extraordinary long-term performance resulting from corporate leadership which the Company’s Board has appropriately chosen to acknowledge through its executive compensation program.

Natural Gas Services Group Percentile - Total Shareholder Return

Company/Peer Group	1-year TSR	3-year TSR	5-year TSR

Natural Gas Services Group	44.2%	16.6%	122.3%
NGS Proxy Peer Group Percentile	79th	100th	92nd
ISS Report Peer Group Percentile	64th	93rd	93rd

(Natural Gas Services Group’s 2016 executive compensation was in the 79th percentile when compared to NGS Proxy Peer group and was in the 93rd percentile when compared to the ISS Report Peer Group.)

2.	Peer Group Analysis

While you are critical of the Company’s peer group selection, it is far superior to the random selection of companies that ISS suggests is representative of NGS’s business. While you argue that the NGS peer group includes “several aspirational peers” (without ever defining “aspirational”), the ISS peer group includes several companies that have no connection whatsoever to the Company’s business, are grossly undersized relative to NGS and exhibit “unique” financial and structural attributes (e.g. bankruptcy, delisting notices and closely-held ownership) that make these companies inappropriate peers for NGS.

The table below details the salient market characteristics of the ISS selected peer group for NGS:

ISS Peer Group Comparison

Company Name	Market Cap as of June 8, 2017	Closing Price as of June 8, 2017	Average 20-Day Volume ($)

Erin Energy Corporation	$373,462,269	$1.75	$93,931
Natural Gas Services Group	$343,486,988	$26.55	$1,667,775
Approach Resources Inc.	$220,024,776	$2.55	$2,323,920
Tesco Corporation	$207,910,764	$4.45	$1,847,720
Geospace Technologies Corporation	$207,119,122	$15.41	$511,296
CARBO Ceramics Inc.	$186,723,056	$6.88	$6,073,942
Contango Oil & Gas Company	$160,337,976	$6.27	$756,275
PrimeEnergy Corporation	$99,528,024	$43.65	$19,256
Dawson Geophysical Company	$90,418,656	$4.17	$373,246
Profire Energy, Inc.	$67,798,423	$1.35	$183,529
Synthesis Energy Systems, Inc.	$64,566,216	$0.74	$353,949
VAALCO Energy, Inc.	$55,369,246	$0.95	$193,665
PetroQuest Energy, Inc.	$47,533,795	$2.24	$182,805
Rex Energy Corporation	$28,420,092	$2.87	$511,036
Gulfmark Offshore, Inc.	$5,429,896	$0.20	$66,634

Median	$99,528,024	$2.87	$373,246

Specifically, the following selections for the ISS peer group are specious and suggest little care was taken in your selection of companies in which to compare NGS:

•
Erin Energy (ERN) is a closely-held exploration and production company, with over 97% of the shares owned by two foreign investors. Its sole producing asset is in Africa. Erin shares have an average daily trading volume of approximately $88,000.

•
PrimeEnergy (PNRG) is a closely-held exploration and production company with nearly 80% of the equity held by 7 individuals or private companies. The company’s market cap is under $100 million and the average daily trading volume is approximately $20,000.

•	VAALCO Energy (EGY) is a financially challenged exploration and production company that has received a notice of listing noncompliance from the New York Stock Exchange.

•	Rex Energy (REXX), also an exploration and production company, has a market cap of under $30 million and recently completed a 1:10 reverse split to regain listing compliance.

•
Gulfmark Offshore (GLFMQ) is an offshore services company that recently filed for bankruptcy protection. This is a shared peer in the ISS and NGS peer groups. (The company filed for bankruptcy after the Company filed its Proxy Statement but prior to the issuance of the ISS Proxy Analysis & Benchmark Policy Voting Recommendations).

In short, the ISS peer group contains no direct peers (e.g. companies that provide contract compression services or sale of compression equipment, the primary business of the Company) and only four companies that are in the oilfield services and equipment business. Instead the ISS peer group contains seven exploration and production companies and one energy technology company focused on the production of “syngas”.

Finally, the argument you make that suggests NGS has selected outsized peers is fallacious and misleading. In fact, the NGS peer group market cap median is much more representative than the ISS peer group. As of the close of business on June 8, 2017, NGS had a market cap of $343.5 million, compared to a median market cap of the NGS peer group of $230.1 million and the ISS peer group of under $100 million.

In fact, the ISS peer group is unfairly punitive to NGS and, as such, a disservice to its shareholders in two ways: First, the use of “undersized peers” appears to be an overzealous attempt by ISS to “negatively ratchet” compensation comparisons to the detriment of the NGS executive compensation program. Second, the attempt to compare compensation practices of divergent industries (exploration and production vs. oilfield services and equipment) provides inaccurate compensation comparisons which unfairly impact the analysis of the executive compensation plan of the Company.

3.	Shareholder Engagement

Finally, you indicate in your recent analysis that “Limited information on shareholder engagement efforts are disclosed.” That is simply untrue.

Not only does the proxy indicate the Company held over 80 shareholder meetings over the past year, it also provides detailed descriptions of the alterations made as a result of those meetings and input from other stakeholders, including ISS. To suggest we provide “limited information” regarding our response to your concerns and feedback from our stakeholders is disingenuous. Furthermore, our shareholder meetings were all constructive with most shareholders expressing support for Company leadership and the continued evolution of the Company’s executive compensation program. Of course, we would be pleased to share any non-confidential details of those conversations if you would accept our offer to engage in a dialogue at any time.

While based on past practices and lack of interaction with your team, we aren’t optimistic that you will be willing to engage in dialogue over these issues, we hope you will - at the very least - consider correcting the factual and interpretive errors in your report so as to present an accurate picture and assessment of NGS and its proxy materials. We appreciate your immediate attention and look forward to a dialogue and resolution prior to our annual meeting.

Please contact the undersigned should you have questions.

Very truly yours,

NATURAL GAS SERVICES GROUP, INC.

/s/ William F. Hughes, Jr.

William F. Hughes, Jr.

cc:    Stephen C. Taylor, Chairman, President & Chief Executive Officer
Members - Natural Gas Services Group Board of Directors